Exhibit 99.1

Antero Midstream Announces Third Quarter 2021 Financial and Operational Results

Denver, Colorado, October 27, 2021—Antero Midstream Corporation (NYSE: AM) (“Antero Midstream” or the “Company”) today announced its third quarter 2021 financial and operational results. The relevant unaudited condensed consolidated financial statements are included in Antero Midstream’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021.

Third Quarter 2021 Earnings Highlights:

•	Net income was $89 million, or $0.19 per share, compared to $0.22 per share in the prior year quarter
•	Adjusted Net Income was $103 million, or $0.22 per share, compared to $0.25 per share in the prior year quarter (non-GAAP measure)
•	Adjusted EBITDA was $219 million, a 4% decrease compared to the prior year quarter (non-GAAP measure)
•	Capital expenditures were $81 million
•	Net cash provided by operating activities was $185 million
•	Free Cash Flow before dividends was $94 million and Free Cash Flow After Dividends was $(13) million (non-GAAP measure)
•	Net debt to last twelve months Adjusted EBITDA was 3.6x (non-GAAP measure)
•	Placed in service Smithburg 1 processing plant, adding 200 MMcf/d of Joint Venture processing capacity
•	Connected the 1,000th well to its integrated gathering and compression system since inception

Recent Developments:

•	Extended credit facility maturity from 2022 to 2026 and elected to reduce commitments from $2.13 billion to $1.25 billion
•	Published 2020 ESG report highlighting a focus on People, Performance and Purpose
o	Strong safety record with a Total Recordable Incident Rate (TRIR) of 0.469, a 22% year-over-year reduction and a 62% reduction since 2016
o	Continued reduction in methane leak loss rate to 0.015%, significantly below the ONE future industry goal of 1% and more than 50% lower than the midstream industry peer average of 0.033%
o	84% of total wastewater was gathered, recycled and reused in completions. 100% of fresh water used in completions was transported by pipeline.
▪	In combination, this eliminated 32 million truck traffic miles and avoided 14,000 metric tons of CO2e
o	Aligned executive compensation with ESG performance and established ESG Committee
o	Reaffirmed 2025 environmental goals of a 100% reduction in pipeline maintenance emissions and moved towards incorporating elements of TCFD and SASB disclosure frameworks and standards into reporting practices

Paul Rady, Chairman and CEO said, “During the third quarter Antero Midstream continued to execute on its business plan, placing in service the Smithburg 1 processing plant adding 200 MMcf/d of incremental Joint Venture processing capacity. In addition, Antero Midstream continued construction on additional low pressure, compression and high pressure infrastructure to support the expected throughput growth from the Antero Resources and QL Capital Partners drilling partnership.”

Mr. Rady further added, “We also recently published our 2020 ESG report. The report highlights our commitment to the communities in which we operate and our continued reductions in our methane leak loss rate. In addition, the report highlights Antero Midstream’s unique positioning that directly impacts populations living in energy poverty across the world. In 2020, Antero Midstream provided integrated midstream services that allowed Antero Resources to ship approximately one-third of its LPG exports to developing nations, including the nations of Nigeria, Peru and India, improving people’s health, safety and livelihood through the displacement of more expensive and more carbon-intensive energy sources.”

For a discussion of the non-GAAP financial measures including Adjusted Net Income, Adjusted EBITDA, Free Cash Flow and Net Debt please see “Non-GAAP Financial Measures.”

Third Quarter 2021 Financial Results

Low pressure gathering volumes for the third quarter of 2021 averaged 2,880 MMcf/d, a 6% decrease as compared to the prior year quarter. Compression volumes for the third quarter of 2021 averaged 2,734 MMcf/d, a 3% decrease as compared to the third quarter of 2020. High pressure gathering volumes for the third quarter of 2021 averaged 2,811 MMcf/d, a 7% decrease compared to the third quarter of 2020. Gathering and compression volumes were negatively impacted by approximately 100 MMcf/d due to downtime at the Sherwood and Hopedale processing and fractionation facilities during the quarter. Fresh water delivery volumes averaged 91 MBbl/d during the quarter, an 18% decrease compared to the third quarter of 2020.

Gross processing volumes from the Company’s processing and fractionation joint venture with MPLX (“Joint Venture”) averaged 1,539 MMcf/d for the third quarter of 2021, a 4% increase compared to the prior year quarter. The increase in processing volumes was driven by placing the Smithburg 1 processing plant online during the quarter. Gross Joint Venture fractionation volumes averaged 37 MBbl/d, a 5% decrease compared to the prior year quarter.

	Three Months Ended September 30,
Average Daily Volumes:	2020	2021	% Change
Low Pressure Gathering (MMcf/d)	3,051	2,880	(6)%
Compression (MMcf/d)	2,821	2,734	(3)%
High Pressure Gathering (MMcf/d)	3,008	2,811	(7)%
Fresh Water Delivery (MBbl/d)	111	91	(18)%
Gross Joint Venture Processing (MMcf/d)	1,484	1,539	4%
Gross Joint Venture Fractionation (MBbl/d)	39	37	(5)%

For the three months ended September 30, 2021, revenues were $225 million, comprised of $189 million from the Gathering and Processing segment and $54 million from the Water Handling segment, net of $18 million of amortization of customer relationships. Water Handling revenues included $21 million from wastewater handling and high rate water transfer services.

Direct operating expenses for the Gathering and Processing and Water Handling segments were $16 million and $23 million, respectively, for a total of $39 million, compared to $38 million in total direct operating expenses in the prior year quarter. Water Handling operating expenses included $19 million from wastewater handling and high rate water transfer services. General and administrative expenses excluding equity-based compensation were $12 million during the third quarter of 2021. Total operating expenses during the third quarter of 2021 included $3 million of equity-based compensation expense and $27 million of depreciation.

Net income was $89 million, or $0.19 per share. Net income adjusted for amortization of customer relationships and impairment expense, net of tax effects of reconciling items, or Adjusted Net Income, was $103 million. Adjusted Net Income per share was $0.22 per share, a 12% decrease compared to the prior year quarter.

The following table reconciles Net Income to Adjusted Net Income (in thousands):

	Three Months Ended September 30,
	2020	2021
Net Income	$105,507	89,327
Amortization of customer relationships	17,800	17,668
Impairment expense	947	203
Tax effect of reconciling items(1)	(4,631)	(4,455)
Adjusted Net Income	$119,623	102,743

(1)	Statutory tax rate was approximately 24.7% for 2020 and 24.9% for 2021.

Adjusted EBITDA was $219 million, a 4% decrease compared to the prior year quarter. Interest expense was $45 million, a 29% increase compared to the prior year quarter, driven by the issuances of senior notes due 2026 and 2029. Capital expenditures were $81 million, a 120% increase compared to the prior year quarter as Antero Midstream continued construction on growth projects supporting the drilling partnership. Free Cash Flow before dividends was $94 million, a 40% decrease compared to the prior year quarter driven primarily by higher capital expenditures during the quarter. Free Cash Flow after dividends was a $13 million deficit compared to $11 million in the prior year quarter.

The following table reconciles Net Income to Adjusted EBITDA and Free Cash Flow before and after dividends (in thousands):

	Three Months Ended September 30,
	2020	2021
Net Income	$105,507	89,327
Interest expense, net	34,501	44,544
Provision for income tax expense	34,982	32,038
Amortization of customer relationships	17,800	17,668
Depreciation expense	26,801	27,487
Impairment expense	947	203
Accretion of asset retirement obligations	39	114
Equity-based compensation	3,678	3,255
Equity in earnings of unconsolidated affiliates	(23,173)	(24,088)
Distributions from unconsolidated affiliates	27,485	28,930
Adjusted EBITDA	$228,567	219,478
Interest expense	(34,501)	(44,544)
Total capital expenditures (accrual-based)	(36,808)	(80,873)
Free Cash Flow before dividends	$157,258	94,061
Dividends declared (accrual-based)	(146,566)	(107,436)
Free Cash Flow after dividends	$10,692	(13,375)

The following table reconciles net cash provided by operating activities to Free Cash Flow before and after dividends (in thousands):

	Three Months Ended September 30,
	2020	2021
Net cash provided by operating activities	$158,476	185,115
Amortization of deferred financing costs	(1,109)	(1,419)
Settlement of asset retirement obligations	916	212
Changes in working capital	35,783	(8,974)
Total capital expenditures (accrual-based)	(36,808)	(80,873)
Free Cash Flow before dividends	$157,258	94,061
Dividends declared (accrual-based)	(146,566)	(107,436)
Free Cash Flow after dividends	$10,692	(13,375)

Third Quarter 2021 Operating Update

Gathering and Processing — During the third quarter of 2021, Antero Midstream connected 18 wells to its gathering system. The Company’s 3.2 Bcf/d of compression capacity was approximately 86% utilized during the quarter. During the third quarter the Joint Venture placed in-service the Smithburg 1 processing plant, which added 200 MMcf/d of incremental processing capacity. This expansion of processing capacity brings the Joint Venture’s total processing capacity to 1.6 Bcf/d. Joint Venture processing capacity was approximately 96% utilized and Joint Venture fractionation capacity was 93% utilized during the quarter.

Water Handling— Antero Midstream’s water delivery systems serviced 18 well completions during the third quarter of 2021, a 14% decrease from the prior year quarter, driven by a reduction in completion activity by Antero Resources year over year.

Credit Facility Extension, Balance Sheet and Liquidity

On October 26th, 2021, Antero Midstream extended its bank credit facility from 2022 to 2026 and elected to reduce its commitments from $2.13 billion to $1.25 billion. As of September 30, 2021, Antero Midstream had approximately $521 million drawn on its bank credit facility and over $700 million of pro form available borrowing capacity. Antero Midstream’s Net Debt to trailing twelve months Adjusted EBITDA (“Leverage”) was 3.6x as of September 30, 2021.

Brendan Krueger, CFO of Antero Midstream, said, “Antero Midstream continued to enhance its financial flexibility by extending its bank credit facility from 2022 to 2026, resulting in no senior note or bank debt maturities until 2026 and beyond. In addition, we elected to reduce our commitments from $2.13 billion to $1.25 billion, which reflects the Company’s strong liquidity position today and visibility into our long-term plan focused on generating free cash flow after dividends and further reducing absolute debt and leverage.”

Capital Investments

Total accrued capital expenditures including investments in the Joint Venture were $81 million during the third quarter of 2021. Gathering, compression, and water infrastructure capital investments totaled $80 million and investments in unconsolidated affiliates for the Joint Venture were $1 million. Of the $80 million invested in gathering, compression, and water infrastructure, $69 million was in gathering and compression assets and $11 million was in water handling assets.

Conference Call

A conference call for Antero Midstream is scheduled on Thursday, October 28, 2021 at 10:00 am MT to discuss the financial and operational results. A brief Q&A session for security analysts will immediately follow the discussion of the results for the quarter. To participate in the call, dial in at 877-407-9126 (U.S.), or 201-493-6751 (International) and reference “Antero Midstream”. A telephone replay of the call will be available until Thursday, November 4, 2021 at 10:00 am MT at 877-660-6853 (U.S.) or 201-612-7415 (International) using the conference ID: 13720354. To access the live webcast and view the related earnings conference call presentation, visit Antero Midstream's website at www.anteromidstream.com. The webcast will be archived for replay until Thursday, November 4, 2021 at 10:00 am MT.

2020 ESG Report

On October 5, 2021, Antero Midstream published its 2020 ESG Report highlighting its focus on People, Performance and Purpose. The report details Antero Midstream's ongoing commitment to the communities in which it operates, safe operations, environmental excellence and strong governance. The full report is available at www.anteromidstream.com

Non-GAAP Financial Measures and Definitions

Antero Midstream uses certain non-GAAP financial measures. Antero Midstream defines Adjusted Net Income as net income plus amortization of customer relationships and impairment expense, net of tax effect of reconciling items. Antero Midstream uses Adjusted Net Income to assess the operating performance of its assets. Antero Midstream defines Adjusted EBITDA as net income plus interest expense, provision for income tax expense, amortization of customer relationships, depreciation expense, impairment expense, accretion, equity-based compensation expense, excluding equity in earnings of unconsolidated affiliates, plus cash distributions from unconsolidated affiliates.

Antero Midstream uses Adjusted EBITDA to assess:

•	the financial performance of Antero Midstream’s assets, without regard to financing methods, capital structure or historical cost basis;
•	its operating performance and return on capital as compared to other publicly traded companies in the midstream energy sector, without regard to financing or capital structure; and
•	the viability of acquisitions and other capital expenditure projects.

Antero Midstream defines Free Cash Flow before dividends as Adjusted EBITDA less interest expense and accrued capital expenditures. Free Cash Flow after dividends is defined as Free Cash Flow before dividends less dividends declared for the quarter. Antero Midstream uses Free Cash Flow before and after dividends as a performance metric to compare the cash generating performance of Antero Midstream from period to period.

Adjusted EBITDA, Adjusted Net Income, and Free Cash Flow before and after dividends are non-GAAP financial measures. The GAAP measure most directly comparable to Adjusted EBITDA and Adjusted Net Income is Net Income. The GAAP measure most directly comparable to Free Cash Flow before and after dividends is cash flows provided by (used in) operating activities. Such non-GAAP financial measures should not be considered as alternatives to the GAAP measures of Net Income and cash flows provided by (used in) operating activities. The presentations of such measures are not made in accordance with GAAP and have important limitations as analytical tools because they include some, but not all, items that affect Net Income and cash flows provided by (used in) operating activities. You should not consider any or all such measures in isolation or as a substitute for analyses of results as reported under GAAP. Antero Midstream’s definitions of such measures may not be comparable to similarly titled measures of other companies.

Antero Midstream defines Net Debt as consolidated total debt less cash and cash equivalents. Antero Midstream views Net Debt as an important indicator in evaluating Antero Midstream’s financial leverage.

The following table reconciles cash paid for capital expenditures and accrued capital expenditures during the period (in thousands):

	Three Months Ended September 30,
	2020	2021
Capital expenditures (as reported on a cash basis)	$(44,665)	(83,687)
Change in accrued capital costs	(7,857)	(2,814)
Capital expenditures (accrual basis)	$(36,808)	(80,873)

The following table reconciles consolidated total debt to consolidated net debt, excluding debt premiums and issuance costs, (“Net Debt”) as used in this release (in thousands):

	June 30, 2021	September 30, 2021
Bank credit facility	$513,700	520,700
7.875% senior notes due 2026	550,000	550,000
5.75% senior notes due 2027	650,000	650,000
5.75% senior notes due 2028	650,000	650,000
5.375% senior notes due 2029	750,000	750,000
Consolidated total debt	3,113,700	3,120,700
Cash and cash equivalents	(678)	—
Consolidated net debt	$3,113,022	3,120,700

The following table reconciles net income to Adjusted EBITDA for the last twelve months as used in this release (in thousands):

	12 months ended June 30, 2021	12 months ended September 30, 2021
Net Income	$345,629	329,449
Interest expense, net	160,436	170,479
Provision for income tax expense	113,685	110,741
Amortization of customer relationships	70,797	70,665
Depreciation expense	107,171	107,857
Impairment expense	10,475	9,731
Accretion of asset retirement obligations	310	385
Equity-based compensation	13,814	13,391
Equity in earnings of unconsolidated affiliates	(88,665)	(89,580)
Distributions from unconsolidated affiliates	115,215	116,660
Loss on asset sale	6,317	6,317
Loss on early extinguishment of debt	20,701	20,701
Adjusted EBITDA	$875,885	866,796

Antero Midstream Corporation is a Delaware corporation that owns, operates and develops midstream gathering, compression, processing and fractionation assets located in the Appalachian Basin, as well as integrated water assets that primarily service Antero Resources Corporation’s properties.

This release includes "forward-looking statements.” Such forward-looking statements are subject to a number of risks and uncertainties, many of which are not under Antero Midstream’s control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments Antero Midstream expects, believes or anticipates will or may occur in the future, such as statements regarding Antero Midstream’s ability to execute its business plan and return capital to its stockholders, information regarding Antero Midstream’s return of capital policy, information regarding long-term financial and operating outlooks for Antero Midstream and Antero Resources, information regarding Antero Resources’ expected future growth and its ability to meet its drilling and development plan and the participation level of Antero Resources’ drilling partner and the impact on demand for Antero Midstream’s services as a result of incremental production by Antero Resources, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements speak only as of the date of this release. Although Antero Midstream believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Except as required by law, Antero Midstream expressly disclaims any obligation to and does not intend to publicly update or revise any forward-looking statements.

In addition, many of the standards and metrics used in preparing this release and the ESG Report continue to evolve and are based on management expectations and assumptions believed to be reasonable at the time of preparation but should not be considered guarantees. The standards and metrics used, and the expectations and assumptions they are based on, have not been verified by any third party. In addition, while we seek to align these disclosures with the recommendations of various third-party frameworks, such as the Task Force on Climate-Related Financial Disclosures, we cannot guarantee strict adherence to these framework recommendations. Additionally, our disclosures based on these frameworks may change due to revisions in framework requirements, availability of information, changes in our business or applicable governmental policy, or other factors, some of which may be beyond our control. The calculation of methane leak loss rate disclosed in this release conforms with ONE Future protocol, which is based on the EPA Greenhouse Gas Reporting Program. With respect to its pipeline emissions goal, Antero Midstream anticipates achieving a 100% reduction in pipeline emissions by 2025 through operational efficiencies and the purchase of carbon offsets.

Antero Midstream cautions you that these forward-looking statements are subject to all of the risks and uncertainties incident to our business, most of which are difficult to predict and many of which are beyond Antero Midstream’s control. These risks include, but are not limited to, commodity price volatility, inflation, environmental risks, Antero Resources’ drilling and completion and other operating risks, regulatory changes, the uncertainty inherent in projecting Antero Resources’ future rates of production, cash flows and access to capital, the timing of development expenditures, impacts of world health events, including the COVID-19 pandemic, cybersecurity risk, and the other risks described under the heading "Item 1A. Risk Factors" in Antero Midstream's Annual Report on Form 10-K for the year ended December 31, 2020.

This release and the ESG Report contain statements based on hypothetical or severely adverse scenarios and assumptions, and these statements should not necessarily be viewed as being representative of current or actual risk or forecasts of expected risk. While future events discussed in this release or the report may be significant, any significance should not be read as necessarily rising to the level of materiality of certain disclosures included in Antero Midstream’s SEC filings. These scenarios cannot account for the entire realm of possible risks and have been selected based on what we believe to be a reasonable range of possible circumstances based on information currently available to us and the reasonableness of assumptions inherent in certain scenarios; however, our selection of scenarios may change over time as circumstances change.

For more information, contact Brendan Krueger – CFO of Antero Midstream, at (303) 357-7172 or bkrueger@anteroresources.com.

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Balance Sheets

(In thousands)

		(Unaudited)
	December 31,	September 30,
	2020	2021
Assets
Current assets:
Cash and cash equivalents	$640	—
Accounts receivable–Antero Resources	73,722	85,152
Accounts receivable–third party	839	857
Income tax receivable	17,251	940
Other current assets	1,479	541
Total current assets	93,931	87,490

Property and equipment, net	3,254,044	3,345,843
Investments in unconsolidated affiliates	722,478	703,780
Deferred tax asset	103,402	14,855
Customer relationships	1,427,447	1,374,443
Other assets, net	9,610	7,222
Total assets	$5,610,912	5,533,633

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable–Antero Resources	$3,862	3,157
Accounts payable–third party	9,495	24,944
Accrued liabilities	74,947	85,576
Other current liabilities	5,701	5,013
Total current liabilities	94,005	118,690
Long-term liabilities:
Long-term debt	3,091,626	3,095,560
Other	6,995	6,790
Total liabilities	3,192,626	3,221,040

Stockholders' Equity:
Preferred stock, $0.01 par value: 100,000 authorized as of December 31, 2020 and September 30, 2021
Series A non-voting perpetual preferred stock; 12 designated and 10 issued and outstanding as of December 31, 2020 and September 30, 2021	—	—
Common stock, $0.01 par value; 2,000,000 authorized; 476,639 and 477,460 issued and outstanding as of December 31, 2020 and September 30, 2021, respectively	4,766	4,775
Additional paid-in capital	2,877,612	2,518,919
Accumulated deficit	(464,092)	(211,101)
Total stockholders' equity	2,418,286	2,312,593
Total liabilities and stockholders' equity	$5,610,912	5,533,633

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Income (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended September 30,
	2020	2021
Revenue:
Gathering and compression–Antero Resources	$190,214	188,716
Water handling–Antero Resources	61,001	53,511
Water handling–third party	—	245
Amortization of customer relationships	(17,800)	(17,668)
Total revenue	233,415	224,804
Operating expenses:
Direct operating	38,052	39,499
General and administrative (including $3,678 and $3,255 of equity-based compensation in 2020 and 2021, respectively)	13,232	14,810
Facility idling	2,527	870
Impairment of property and equipment	947	203
Depreciation	26,801	27,487
Accretion of asset retirement obligations	39	114
Total operating expenses	81,598	82,983
Operating income	151,817	141,821
Other income (expense):
Interest expense, net	(34,501)	(44,544)
Equity in earnings of unconsolidated affiliates	23,173	24,088
Total other expense	(11,328)	(20,456)
Income before income taxes	140,489	121,365
Provision for income tax expense	(34,982)	(32,038)
Net income and comprehensive income	$105,507	89,327

Net income per share–basic	$0.22	0.19
Net income per share–diluted	$0.22	0.19

Weighted average common shares outstanding:
Basic	476,578	477,442
Diluted	478,694	479,695

ANTERO MIDSTREAM CORPORATION

Selected Operating Data (Unaudited)

	Three Months Ended		Amount of
	September 30,		Increase	Percentage
	2020	2021	or Decrease	Change
Operating Data:
Gathering—low pressure (MMcf)	280,688	264,999	(15,689)	(6)%
Gathering—high pressure (MMcf)	276,699	258,585	(18,114)	(7)%
Compression (MMcf)	259,523	251,555	(7,968)	(3)%
Fresh water delivery (MBbl)	10,202	8,335	(1,867)	(18)%
Other fluid handling (MBbl)	5,151	4,325	(826)	(16)%
Wells serviced by fresh water delivery	21	18	(3)	(14)%
Gathering—low pressure (MMcf/d)	3,051	2,880	(171)	(6)%
Gathering—high pressure (MMcf/d)	3,008	2,811	(197)	(7)%
Compression (MMcf/d)	2,821	2,734	(87)	(3)%
Fresh water delivery (MBbl/d)	111	91	(20)	(18)%
Other fluid handling (MBbl/d)	56	47	(9)	(16)%
Average Realized Fees:
Average gathering—low pressure fee ($/Mcf)	$0.33	0.33	—	*
Average gathering—high pressure fee ($/Mcf)	$0.21	0.20	(0.01)	(5)%
Average compression fee ($/Mcf)	$0.20	0.20	—	*
Average fresh water delivery fee ($/Bbl)	$3.96	3.96	—	*
Joint Venture Operating Data:
Processing—Joint Venture (MMcf)	136,555	141,580	5,025	4%
Fractionation—Joint Venture (MBbl)	3,552	3,408	(144)	(4)%
Processing—Joint Venture (MMcf/d)	1,484	1,539	55	4%
Fractionation—Joint Venture (MBbl/d)	39	37	(2)	(5)%

*        Not meaningful or applicable

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Results of Segment Operations (Unaudited)

	Three Months Ended September 30, 2021
	Gathering and	Water		Consolidated
(in thousands)	Processing	Handling	Unallocated (1)	Total
Revenues:
Revenue–Antero Resources	$188,716	53,511	—	242,227
Revenue–third-party	—	245	—	245
Amortization of customer relationships	(9,271)	(8,397)	—	(17,668)
Total revenues	179,445	45,359	—	224,804
Operating expenses:
Direct operating	16,161	23,338	—	39,499
General and administrative (excluding equity-based compensation)	6,533	4,069	953	11,555
Equity-based compensation	2,543	485	227	3,255
Facility idling	—	870	—	870
Impairment of property and equipment	—	203	—	203
Depreciation	15,151	12,336	—	27,487
Accretion of asset retirement obligations	—	114	—	114
Total operating expenses	40,388	41,415	1,180	82,983
Operating income	139,057	3,944	(1,180)	141,821
Other income (expense):
Interest expense, net	—	—	(44,544)	(44,544)
Equity in earnings of unconsolidated affiliates	24,088	—	—	24,088
Total other income (expense)	24,088	—	(44,544)	(20,456)
Income before income taxes	163,145	3,944	(45,724)	121,365
Provision for income tax expense	—	—	(32,038)	(32,038)
Net income and comprehensive income	$163,145	3,944	(77,762)	89,327

Adjusted EBITDA				$219,478

(1)	Corporate expenses that are not directly attributable to either the gathering and processing or water handling segments.

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2020	2021
Cash flows provided by (used in) operating activities:
Net income (loss)	$(198,985)	252,991
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	81,889	80,956
Payment of contingent consideration in excess of acquisition date fair value	(8,076)	—
Accretion of asset retirement obligations	142	347
Impairment	665,491	1,582
Deferred income tax expense (benefit)	(21,425)	88,547
Equity-based compensation	9,713	10,326
Equity in earnings of unconsolidated affiliates	(63,197)	(66,347)
Distributions from unconsolidated affiliates	69,313	87,115
Amortization of customer relationships	53,011	53,004
Amortization of deferred financing costs	3,299	4,152
Loss on early extinguishment of debt	—	20,701
Settlement of asset retirement obligations	(1,517)	(814)
Loss on asset sale	240	3,628
Changes in assets and liabilities:
Accounts receivable–Antero Resources	17,081	(11,429)
Accounts receivable–third party	1,139	594
Income tax receivable	(17,547)	16,311
Other current assets	1,036	810
Accounts payable–Antero Resources	(717)	(705)
Accounts payable–third party	6,239	11,058
Accrued liabilities	(50,240)	(7,337)
Net cash provided by operating activities	546,889	545,490
Cash flows provided by (used in) investing activities:
Additions to gathering systems and facilities	(137,978)	(120,727)
Additions to water handling systems	(27,287)	(36,221)
Investments in unconsolidated affiliates	(24,802)	(2,070)
Cash received in asset sale	123	1,653
Change in other assets	1,938	—
Net cash used in investing activities	(188,006)	(157,365)
Cash flows provided by (used in) financing activities:
Dividends to stockholders	(443,059)	(363,712)
Dividends to preferred stockholders	(413)	(413)
Repurchases of common stock	(24,713)	—
Issuance of senior notes	—	750,000
Redemption of senior notes	—	(667,472)
Payments of deferred financing costs	—	(9,449)
Borrowings (repayments) on bank credit facilities, net	228,000	(92,800)
Payment of contingent acquisition consideration	(116,924)	—
Employee tax withholding for settlement of equity compensation awards	(466)	(4,885)
Other	(150)	(34)
Net cash used in financing activities	(357,725)	(388,765)
Net increase (decrease) in cash and cash equivalents	1,158	(640)
Cash and cash equivalents, beginning of period	1,235	640
Cash and cash equivalents, end of period	$2,393	—
Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$135,426	132,630
Cash received during the period for income taxes	$38,910	16,913
Increase (decrease) in accrued capital expenditures and accounts payable for property and equipment	$(11,318)	22,675